UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: June 23, 2021

NATIONAL RETAIL PROPERTIES, INC.
(exact name of registrant as specified in its charter)

Maryland	001-11290	56-1431377
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employment Identification No.)
450 South Orange Avenue, Suite 900, Orlando, Florida 32801
(Address of principal executive offices, including zip code)
(407) 265-7348
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	NNN	New York Stock Exchange
Depositary Shares, each representing one-hundredth of a share of 5.200% Series F Preferred Stock, $0.01 par value	NNN/PF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
National Retail Properties, Inc. (the “Company”) entered into that certain Second Amended and Restated Credit Agreement, dated as of June 23, 2021 (the “Credit Agreement”), with Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein. The Credit Agreement amends and restates that certain Amended and Restated Credit Agreement, dated as of May 25, 2011 (as amended, the “Existing Credit Agreement”), by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.
The Credit Agreement amended the terms under the Existing Credit Agreement by: (i) increasing the borrowing capacity to $1.1 billion from $900 million; (ii) maintaining the accordion feature to increase the facility size to $2.0 billion; (iii) reducing the interest rates under the tiered rate structure; and (iv) extending the termination date from January 31, 2022 to June 23, 2025. The termination date of the Credit Agreement remains subject to extensions exercisable at the option of the Company. Based on the Company’s current credit ratings, borrowings under the Credit Agreement will bear interest at a rate of LIBOR plus 77.5 basis points, which was reduced from LIBOR plus 87.5 basis points under the Existing Credit Agreement.
The Credit Agreement contains certain (a) restrictive covenants, including, but not limited to, restrictions on the incurrence of additional indebtedness and liens, the ability to make certain payments and investments and the ability to enter into certain merger, consolidation, asset sale and affiliate transactions, and (b) financial maintenance covenants, including, but not limited to, a maximum leverage ratio, a minimum fixed charge ratio and a maximum secured indebtedness ratio. The Credit Agreement also contains representations and warranties, affirmative covenants and events of default, including certain cross defaults with the Company’s other indebtedness, customary for an agreement of its type. As is customary, certain events of default could result in an acceleration of the Company’s obligations under the Credit Agreement.
The foregoing summary is not an exhaustive description of the terms of the Credit Agreement, which is attached hereto as Exhibit 10.1, and such summary is qualified in its entirety by reference to the attached Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)Exhibits.

10.1
Second Amended and Restated Credit Agreement, dated as of June 23, 2021, by and among National Retail Properties, Inc., Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.

104.1	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Retail Properties, Inc.

Dated: June 24, 2021	By:	/s/ Kevin B. Habicht
Kevin B. Habicht
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Second Amended and Restated Credit Agreement, dated as of June 23, 2021, by and among National Retail Properties, Inc., Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.

104.1	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)